Exhibit 10.8
The Boeing Company 2023 Incentive Stock Plan
Non-U.S. Notice of Terms
Long-Term Incentive Restricted Stock Units

Key Terms
The Boeing Company (the “Company”) has granted you a Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award.
Name            «Participant Name»
BEMSID            «Employee_ID»
Grant Date        «Grant Date»
No. of RSUs Granted      «RSU #»
Vesting Schedule    33% on the first anniversary of the Grant Date, 33% on the second anniversary of the Grant Date, and 34% on the third anniversary of the Grant Date, provided that if any of these dates falls on a non-trading date, the vesting shall occur on the next following trading date (each date, a “Vesting Date”). Vesting is subject to your continued employment by the Company or a Related Company from the Grant Date through each applicable Vesting Date, except as otherwise provided below.
Vesting Period    Period between the Grant Date and the final Vesting Date
Distribution Date    As soon as reasonably practicable following the Vesting Date, but no later than 60 days thereafter
Form of Distribution    Shares
Impact of Terminations    Age 55/10 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement before qualifying for age 62/1 retirement: You will immediately vest in a portion of your unvested RSUs, calculated by (1) multiplying the total number of RSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095, and (2) subtracting from the product the number of RSUs, if any, that have already vested. Distribution will occur on the next Distribution Date. All remaining unvested RSUs will be forfeited.
        Age 62/1 retirement on or after the six-month anniversary of the Grant Date, or mandatory retirement on or after qualifying for age 62/1 retirement: You will immediately vest in your unvested RSUs. Distribution will occur on the Distribution Date(s) as would have applied had you remained employed through each future Vesting Date.
        Layoff: Contingent upon your timely execution and non-revocation of a waiver and release of all claims on a form provided to you by the Company, you will immediately vest in a portion of your unvested RSUs, calculated by (1) multiplying the total number of RSUs granted to you by a fraction, equal to the number of days you were employed since the Grant Date divided by 1,095, and (2) subtracting from the product the number of RSUs, if any, that have already vested. Distribution will occur on the next Distribution Date. All remaining unvested RSUs will be forfeited. Notwithstanding the foregoing, if you are eligible for age 62/1 retirement at the time of your layoff, vesting and distribution of your RSUs will be governed by the age 62/1 retirement provisions above (without regard to the six-month service period, and contingent upon your execution and non-revocation of a waiver and release of all claims). The release requirement may be waived by the Company if it determines, in its sole discretion, that such a release would be inconsistent with the requirements of applicable local law.

Death/long-term disability termination: You will immediately vest in your unvested RSUs. Distribution will occur as soon as administratively practicable following termination.
        All other terminations: All unvested RSUs will be forfeited.
Impact of Leaves    Unless otherwise required by applicable law, if you have taken a leave or leaves of absence during the Vesting Period and such aggregate leave period exceeds 180 days in duration (calculated immediately prior to each Vesting Date), your unvested RSUs will be reduced by the product of (1) the original number of RSUs granted, and (2) a fraction, equal to the number of leave days during the Vesting Period that exceed 180 days divided by 1,095. This reduction will be allocated equally to each remaining installment of unvested RSUs. This provision shall not apply in the event your employment is terminated prior to the applicable Vesting Date due to death or long-term disability termination as described above.
Definitions    “Age 55/10 retirement” means retirement on or after attaining age 55 with at least ten years of service or under conditions that satisfy the requirements for “retirement” under a defined benefit pension plan maintained by the Company or a Related Company in which you participate.
        “Age 62/1 retirement” means retirement on or after attaining age 62 with at least one year of service.
        “Mandatory retirement” means permanent termination of employment in compliance with a government-mandated or employer-mandated requirement to retire upon reaching a certain age.
“Long-term disability” termination means that you have experienced a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company, and your employment terminates upon reaching the maximum long-term disability leave period under applicable Company or Related Company policies, except as otherwise required under applicable local law.

Acknowledgement and Acceptance
I acknowledge that I have read and understand this Notice of Terms (including the Key Terms section, the General Terms section, and (as applicable) the Country-Specific Terms section) and The Boeing Company 2023 Incentive Stock Plan, as amended and restated from time to time, and I accept and agree to the provisions contained therein.

Name:            «Participant Name»
Signature:        Signed Electronically
Date:            «Acceptance Date»

General Terms
1.    RSU Award. You have been awarded Restricted Stock Units (“RSUs”). Each RSU corresponds to one Share. The Company will maintain a record of your RSUs in a notional account established in your name.
2.    Dividend Equivalents. As of each dividend payment date for Shares, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of Shares that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were one Share on the applicable dividend payment date. The number of Shares that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of a Share on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per Share trading prices as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable. Dividend equivalent RSUs will vest at the same time and in the same manner as the RSUs with which they are associated and will be subject to the same terms as the RSUs. All references to RSUs in this Notice shall be deemed to include any credited dividend equivalent RSUs, except where the context clearly indicates otherwise.
3.     Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued Shares resulting from any stock split, combination or exchange of Shares, consolidation, spin-off or recapitalization of Shares, or any similar capital adjustment or the payment of any stock dividend.
4.    Distribution of RSUs. Vested RSUs will be distributed on the applicable Distribution Date, except as otherwise provided under Key Terms above, and subject to deductions as set forth in Section 5. Distribution will be in the form of Shares equal to the number of vested RSUs. Notwithstanding the foregoing, your vested RSUs may be settled in the form of: (a) cash, calculated by reference to the Company’s currency conversion methodology as in effect, to the extent settlement in Shares (i) is not standard Company practice in your country of employment, (ii) is prohibited under applicable laws, (iii) would require you, the Company or, if different, the Related Company that employs you (the “Employer”) to obtain the approval of any governmental and/or regulatory body in your country of residence (and country of employment, if different), or (iv) is administratively burdensome; or (b) Shares, but the Company may require you to immediately sell such Shares if necessary or advisable to comply with applicable laws (in which case, you hereby expressly authorize the Company to issue sales instructions in relation to such Shares on your behalf). Neither you nor any person claiming under or through you will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable under this Notice unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
5.     Responsibility for Tax Withholding Obligations and Other Obligations. You acknowledge that, regardless of any action the Company or your Employer takes with respect to any Tax Withholding Obligations and/or any Other Obligations, the ultimate liability for all such obligations is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or your Employer. You further acknowledge that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax Withholding Obligations or Other Obligations in connection with any aspect of the Award, including the grant of the RSUs, the vesting of the RSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting, and the receipt of any dividends and/or dividend equivalent RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate your liability for Tax Withholding Obligations or Other Obligations or achieve any particular tax result. Further, if you are or become subject to tax in more than one jurisdiction, you acknowledge that the Company or your Employer may withhold or account for Tax Withholding Obligations in more than one jurisdiction. You authorize the Company, your Employer, or their agents, at their discretion and pursuant to such procedures as they may specify from time to time, to satisfy any Tax Withholding Obligations and/or Other Obligations by requiring you to do one or a combination of the following:
(a)pay cash to the Company or your Employer,
(b)have the Company or your Employer withhold an amount from any cash amounts otherwise due or to become due from the Company or your Employer to you,
(c)have the Company or your Employer withhold a number of Shares that would otherwise be issued to you having a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations,

(d)tender by attestation Shares you already own that have a Fair Market Value equal to the Tax Withholding Obligations and/or Other Obligations, or
(e)sell a number of Shares issued to you upon vesting of the Award having a Fair Market Value equal to the Tax Withholding Obligations and remit the proceeds from such mandatory sale to the Company or your Employer.
Depending on the withholding method, the Company, your Employer, or their agents, as applicable, may withhold or account for Tax Withholding Obligations by considering applicable statutory withholding rates, but such withholding shall not exceed an amount of withholding based on the maximum statutory rates in your applicable tax jurisdiction(s) (unless a lesser amount of withholding is required to avoid the classification of this Award as a liability on the Company’s consolidated balance sheet or other adverse accounting treatment).
Notwithstanding the foregoing, if you are a Section 16 Participant upon the occurrence of an event giving rise to Tax Withholding Obligations, then you must satisfy any such obligations pursuant to clause (c) above.
6.    Transferability. RSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death. To be valid, a beneficiary designation with respect to your Award must be properly submitted through the Stock Plan Administrator in accordance with the Stock Plan Administrator’s procedures. The current Stock Plan Administrator is Fidelity Stock Plan Services, LLC and certain of its affiliated entities.
7.    Clawback and Forfeiture Policy.
(a)This Award and any gross proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or gross proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility. The Policy further contains provisions regarding the recovery of certain “covered compensation” (as defined in the Policy) as required pursuant to New York Stock Exchange listing standards and Section 10D of the Securities Exchange Act of 1934, as amended, and any rules, regulations, or listing standards issued to implement the foregoing from time to time. In accepting this Award, you acknowledge that you have read the Policy, available at:
https://www.boeing.com/resources/boeingdotcom/principles/ethics_and_compliance/pdf/clawback-policy.pdf, that you understand the extent of its applicability to you, and that you agree to comply with the terms and conditions of the Policy as they may be applied to you.
(b)In addition, subject to applicable law, or except as may be otherwise provided in the Country-Specific Terms, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the final Distribution Date: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in the future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section is a condition for your receipt of this Award. For purposes of this Section, the Company shall include the Company and all Related Companies.
(c)Nothing in this Section will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
(d)The restrictions in this Section are considered by the parties to be fair and reasonable in all circumstances and the parties agree that the restrictions are reasonable and necessary to protect the Company’s legitimate business interests. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
8.    Miscellaneous.
(a)This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or a Related Company or as prohibited by law.
(b)You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, canceled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
(c)The Plan is established, operated and administered exclusively by the Company, and the Award is granted solely by the Company. Only the Company is a party to this Notice; accordingly, any rights you may have under this Notice may be raised only against the Company and may not be raised against any Related Company. No Related Company has any obligation to make any payment of any kind under this Notice.
(d)The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(e)You agree to comply with the Company’s procedures regarding prohibitions on insider trading (PRO-12 or its successor) or any other policy adopted by the Company from time to time covering transactions in Shares, as well as any applicable insider trading or market abuse laws in your jurisdiction. You acknowledge that it is your responsibility to comply with any restrictions and you are advised to speak to your personal legal advisor on this matter.
(f)The Company reserves the right to impose other requirements on the Award, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable to comply with applicable laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(g)This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”) and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A. Nothing in the Plan or this Notice shall be construed as a guarantee of any particular tax treatment. The Company makes no representation that the Plan, this Notice or the RSUs comply with Section 409A and in no event shall the Company be liable for the payment of any taxes and penalties that you may incur under Section 409A.

(h)The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(i)Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for your country of residence (and country of employment, if different), as the Company may determine in its sole discretion and which shall be set forth in the Country-Specific Terms. If you transfer your residence and/or employment to another country, any special terms and conditions for such country will apply to the Award to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
(j)All questions concerning the construction, validity and interpretation of this Notice and the Plan shall be governed and construed according to the laws of the State of Delaware in the United States, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Country-Specific Terms. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware in the United States, except as may be expressly required by other applicable law or as may be otherwise provided in the Country-Specific Terms.
(k)No interest will accrue or be paid on any portion of a distribution with respect to your Award, regardless of when paid.
(l)The Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
(m)The grant of the Award is not intended to be a public offering of securities in your country of residence (and country of employment, if different) but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Award is not subject to the supervision of the local securities authorities.
(n)If you are resident or employed outside of the United States, as a condition to the grant of the Award, you agree to repatriate all payments attributable to the Shares or cash acquired under the Plan in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you agree to take any and all actions, and consent to any and all actions taken by the Company and its Related Companies, as may be required to allow the Company and its Related Companies to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).
(o)If you are a local national of and employed in a country that is a member of the European Union, the grant of this Award and the terms and conditions governing this Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Notice is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
(p)You acknowledge and agree that it is your express intent that the Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you are in a country where English is not an official language, you acknowledge that you are sufficiently proficient in English or have the ability to consult with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the terms and conditions of this Notice, the Plan and any other documents related to the Award. If you have received the Notice, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
9.     Privacy Notice. The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants RSUs under the Plan to employees of the Company and its Related Companies in its sole discretion. In conjunction with the Company’s grant of the RSUs under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices (“Personal Data Activities”). In accepting this Award, you expressly and explicitly consent to the Personal Data Activities as described herein.
(a)The Company collects, processes and uses your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. In granting the RSUs under the Plan, the Company will collect, process and use your personal information.
(b)The Company’s legal basis for the collection, processing and usage of your personal data is your consent except to the extent otherwise stipulated for the country in which you reside and/or work, as provided in the Country-Specific Terms.
(c)Personal information that is processed may include your Company identification number (BEMSID), name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor. Your information is used to open an account for you with the Stock Plan Administrator, to communicate with you, and for purposes of allocating Shares and implementing, administering and managing the Plan.
(d)Access to your information will be restricted to Company staff and contracted third party service providers who have a need to know the specific information to carry out their responsibilities with regard to this Award and the Plan. The Company transfers your personal data to the Stock Plan Administrator, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. The Stock Plan Administrator will open an account for you to receive and view your Award and transact in Shares that may be issued to you under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the Plan. The Company also transfers your data to Alight, Inc. and certain of its affiliated entities (“Alight”), an independent service provider based in the United States, which assists the Company with the implementation of certain aspects of the Plan including communicating with you and providing information regarding your participation in the Plan. In the future, the Company may select different service providers, including but not limited to the Company’s outside legal counsel as well as the Company’s auditor, at which time your personal information may be shared with those entities, subject to requirements that such information be used only in accordance with this Section, or as otherwise permitted under applicable agreements, and that required notices are properly administered.
(e)The Company, the Stock Plan Administrator, and other service providers are based in the United States. The Company’s legal basis for the transfer of your personal data to the United States is your consent unless otherwise stipulated for the country in which you reside and/or work, as provided in the Country-Specific Terms.
(f)The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be to comply with those obligations.
(g)Your participation in the Plan and your grant of consent is purely voluntary. You may withdraw your participation in the Plan at any time. This would not affect your existing employment or salary; instead, you would forfeit the opportunities associated with the Plan.
(h)You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. If you have questions about the Company’s use of your personal information, or wish to file a complaint about it, please contact the Boeing Global Privacy Office using any of the following methods:
•Submit your questions and requests online using the Boeing Privacy Rights Exercise Portal at https://boeing.com/privacy/rightsexerciseportal
•Call the Global Privacy Office Hotline at +1 (206) 544-2406 or toll-free from within the U.S. at +1 (877) 544-2407
•Submit your comments or questions to the Global Privacy Office e-mail account at: globalprivacy@boeing.com
•Write to us at: Boeing Global Privacy Office, Mail Code 11-503, PO Box 3707, Seattle, WA 98124-2207 USA
You may also refer issues to the Privacy or Data Protection/Supervisory Authority where you live: https://www.boeing.com/privacy/authorities.html.

Country-Specific Terms
The Award is subject to the following additional terms and conditions and Privacy Notices as set forth in this Section to the extent you reside and/or are employed in one of the countries addressed herein. The information reflected herein is based on the securities, exchange control and other laws in effect in the respective countries as of December 2025. All defined terms as contained in this Section shall have the same meaning as set forth in the Plan and this Notice. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Section (if any) will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Award and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

European Union (“EU”) / European Economic Area (“EEA”) Countries, Switzerland, and the United Kingdom
Data Privacy. If you reside or are employed in the EU or EEA, Switzerland, or the United Kingdom, the following provision revises Section 9, General Terms, as applicable.
The Company is located at 929 Long Bridge Drive, Arlington, VA 22202, U.S.A. and grants RSUs under the Plan to you at the Company’s sole discretion. You should review the following information about the Company’s data processing practices.
(a)Data Collection and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, uses, and transfers certain personally identifiable information about you for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you or your Employer. In granting you RSUs under the Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s collection, processing, use and transfer of your personal data is necessary for the performance of the Company’s contractual obligations under the Plan and pursuant to the Company’s legitimate interest of managing and generally administering employee equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, use, processing and transfer of your personal data as described herein.
(b)International Data Transfers. The Company and its service providers are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The performance of the contractual obligations of the Company to you is one of the legal bases for the transfer of your data from the EU/EEA, Switzerland, and the United Kingdom to the United States. You should be aware that the United States has different data privacy laws and protections than the data privacy laws in place in the EU/EEA, Switzerland, and the United Kingdom.
(c)Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your personal data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(d)Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes pursuant to the Agreement, (ii) request rectification of incorrect personal data, (iii) request deletion of personal data, (iv) request restrictions on processing of personal data, (v) lodge complaints with competent authorities in your country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact your local human resources department.

Australia
Award Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Related Company incorporated in Australia, or (b) a person who is a management-level executive of a Related Company incorporated in Australia and who also is a director of a Related Company incorporated outside of Australia, the grant of the Award is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
Securities Law Information. This grant is being made under Division 1A, Part 7.12 of the Australia Corporations Act (Cth).
Tax Consideration. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions of the Act).
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you personally will be required to file the report. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

Belgium
Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g., Shares acquired under the Plan) or bank account established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.
Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by Belgian residents through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when Shares acquired pursuant to the Award are sold. You should consult with a personal tax or financial advisor for additional details on your obligations with respect to the stock exchange tax.
Annual Securities Account Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., Shares acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. You should consult with a personal tax or financial advisor for additional details on your obligations with respect to the annual securities account tax.

Brazil
Labor Law Acknowledgment. By accepting the RSUs, you acknowledge and agree, for all legal purposes, that (a) the benefits provided under the Notice and the Plan are the result of commercial transactions unrelated to your employment; (b) the Notice and the Plan are not a part of the terms and conditions of your employment; and (c) the income from the RSUs, if any, is not part of your remuneration from employment.
Extraordinary Item of Compensation. You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as your free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan and the Notice. As such, you acknowledge and agree that the Company may, in its discretion, amend and/or discontinue your participation in the Plan at any time and without any liability. The value of the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. The RSUs are not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of your Employer.

Compliance with Law. By accepting the RSUs, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the RSUs, the receipt of any dividends, the sale of any Shares and the payment of any cash acquired under the Plan and the receipt of any dividend equivalents.
Foreign Asset/Account Reporting Information. If you are a resident or domiciled in Brazil, you may be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil. If the aggregate value of such assets and/or rights is US$1 million or more but less than US$100 million, a declaration must be submitted annually. If the aggregate value exceeds US$100 million, a declaration must be submitted quarterly. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.
Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. You personally are responsible for complying with any applicable Tax on Financial Transactions arising from your participation in the Plan. You should consult with your personal advisor(s) regarding any personal tax obligations you may have in connection with your participation in the Plan.

Canada
Settlement in Shares. Notwithstanding anything to the contrary in the Notice or the Plan, your RSUs shall be settled only in Shares (and may not be settled in cash).
Clawback and Forfeiture Policy. The following provision shall replace Section 7(b), General Terms:
(b) In addition, subject to applicable law, this Award and any gross proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage, within Canada, in competition with any aspect of Company business with which you were directly involved or about which you gained proprietary or confidential information during the twenty-four (24) months before the date you engaged in such competitive activity; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants, with whom you engaged on behalf of the Company during the twenty-four (24) months before the date of such inducement, to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section is a condition for your receipt of this Award. For purposes of this Section, the Company shall include the Company and all Related Companies.
Termination of Employment. The following provision shall supplement the Key Terms:
Except as explicitly and minimally required under applicable employment standards legislation, in the event of your termination of employment for any reason (other than by reason of death, disability or retirement), either by you or by your Employer, with or without cause, your right to vest or to continue to vest in the RSUs and receive Shares under the Plan, if any, will terminate as of the actual Date of Termination. For this purpose, the “Date of Termination” shall mean the earlier of (1) the date your employment with your Employer is terminated for any reason; or (2) the date you receive written notice of termination from your Employer, as determined in the Company's sole discretion and shall not include or be extended by any period following such day during which you are in receipt of or eligible to receive any notice of termination, pay in lieu of notice of termination, severance pay or any other payments or damages, whether arising under statute, contract or at common law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for the portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, your right to vest in the RSUs under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting.
Nature of Grant. The following provision shall replace Section 8(l) of the General Terms:

(l) Except as explicitly and minimally required under applicable employment standards legislation, the Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which you may be otherwise entitled.
French Language Documents. If you are a resident of the Province of Quebec, the following provision shall apply:
A French translation of this document and the Plan will be made available to you as soon as reasonably practicable upon your written request. Notwithstanding anything to the contrary in the Notice, and unless you indicate otherwise, the French translation of this document and the Plan will govern your participation in the Plan.
Documents en Langue Française. Une traduction française de ce document et du Plan sera mise à votre disposition dès que raisonnablement possible à votre demande écrite. Nonobstant toute disposition contraire dans l’Avis, et sauf indication contraire de votre part, la traduction française de ce document et du Plan régira votre participation au Plan.
Foreign Asset/Account Reporting Information. Specified foreign property, including the Award, Shares acquired under the Plan, and other rights to receive shares of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the Award must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because you hold other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily will equal the fair market value of the Shares at the time of acquisition, but if you own other Shares, the ACB may need to be averaged with the ACB of the other Shares. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

France
Award Not French-Qualified. The RSUs are not granted as “French-qualified” awards and are not intended to qualify for special tax and social security treatment under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.
English Language. You acknowledge and agree that it is your express intent that this Notice, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you have received this Notice, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Langue anglaise. Vous reconnaissez et consentez que c’est votre intention expresse que l’Accord, le Projet et tous les autres documents, les notifications et l’événement légal est entré dans, compte tenu de ou institué conformément à la Récompense de RSU, est formulé dans l’anglais. Si vous avez reçu l’Accord, le Projet ou aucuns autres documents a relaté à la Récompense de RSU traduite dans une langue autrement que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.
BY ACCEPTING THIS AWARD THROUGH THE PROCEDURES ESTABLISHED BY THE COMPANY, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE NOTICE AND THE PLAN.
Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount (currently €10,000). You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with your personal income tax return. Failure to report triggers a significant penalty. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Germany
Exchange Control Information. Cross-border payments in excess of a certain threshold (currently €50,000) must be reported to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you sell Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount, or if you receive dividends or dividend equivalent PRSUs) and/or if the Company withholds or sells Shares with a value in excess of the threshold to cover Tax Withholding Obligations and Other Obligations, you must report the payment and/or the value of the Shares withheld or sold to the Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. You should consult your personal legal advisors to ensure compliance with applicable reporting requirements.
Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and you own less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Hong Kong
Settlement in Shares. Notwithstanding anything to the contrary in the Notice or the Plan, your RSUs shall be settled only in Shares (and may not be settled in cash).
Sale Restriction. Shares received at vesting are accepted as a personal investment. In the event that the RSUs vest and Shares are issued to you (or your heirs) within six (6) months of the Grant Date, you (or your heirs) agree that the Shares will not be offered to the public or otherwise disposed of prior to the six (6)-month anniversary of the Grant Date.
Securities Law Notice. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Neither the grant of the RSUs nor the issuance of the Shares upon vesting of the RSUs constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Related Companies. The Notice, including these Country-Specific Terms, the Plan and other incidental communication materials distributed in connection with the RSUs (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its Related Companies and may not be distributed to any other person.
Nature of Scheme. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

India
Tax Information. The amount subject to tax at vesting may partially be dependent upon a valuation of the Shares from a Merchant Banker or other prescribed accountant in India. If such valuation is required, the Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.
Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to the Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. You also expressly agree to provide any information that may be required by the Company, your Employer or any Related Company to make any applicable filings under exchange control laws in India. Neither the Company nor any Related Company shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.

Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan held outside India) in your annual tax return. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Indonesia
Language Consent and Notification. By accepting the grant of RSUs, you (i) confirm having read and understood the documents relating to this grant (i.e., the Plan and the Notice) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).
Language Consent and Notification. Dengan menerima RSU, (i) anda mengkonfirmasi bahwa anda telah membaca dan mengerti isi dokumen yang terkait dengan pemberian ini (yaitu, Paket dan Pemberitahuan) yang disediakan untuk anda dalam bahasa Inggris, (ii) Anda menerima syarat dari dokumen-dokumen tersebut, dan (iii) anda setuju bahwa anda tidak akan mengajukan keberatan atas keberlakuan dokumen ini berdasarkan Undang-Undang No. 24 tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan atau Peraturan Presiden pelaksana (ketika diterbitkan).
Exchange Control Information. If you remit funds into Indonesia (e.g., proceeds from the sale of Shares), the Indonesian Bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of US$10,000 or more, a description of the transaction must be included in the report and you may be required to provide information about the transaction (e.g., the relationship between you and the transferor of the funds, the source of the funds, etc.) to the bank in order for the bank to complete the report. In addition, for foreign currency transactions exceeding US$25,000, the underlying document of that transaction will have to be submitted to the relevant local bank. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. Indonesian residents must report worldwide assets (including foreign accounts and Shares acquired under the Plan) in their annual individual income tax return. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Ireland
No country specific provisions.

Israel
Tax Information. The Israeli Tax Authority ("ITA") has issued a tax ruling to the Company in connection with the non-trustee track of Section 102 of the Income Tax Ordinance [New Version], 1961 (the “Tax Ruling”) regarding the taxation of Shares settled under the Plan. You may review a copy of the Tax Ruling by contacting the Company’s equity operations group. By accepting the RSUs, you acknowledge and declare that you are aware that the Company obtained a ruling from the ITA specifying that the RSUs will be subject to income tax and social insurance contributions at vesting/settlement of the RSUs (at which time withholding will be required). If you hold the Shares acquired upon vesting/settlement of the RSUs and subsequently sell the Shares, you will be solely responsible for the reporting the relevant capital gain/loss to the ITA and paying any taxes to the ITA, if applicable.
Notwithstanding the foregoing, you acknowledge and declare that you are aware, accept and will have no claim or argument towards the Company if it applies for and/or will apply for any other or additional tax ruling with the ITA with respect to the Israeli tax treatment of the RSUs, including the RSUs that you were granted and/or the RSUs that you may be granted in the future, or if it decides not to do so.
Securities Law Information. The grant of the RSUs does not constitute a public offering under the Securities Law, 1968.

Italy

Plan Document Acknowledgement. In accepting the RSUs, you acknowledge that you received a copy of the Plan, have reviewed the Plan and Notice in their entirety and fully understand and accept all provisions of the Plan and the Notice. Further you specifically and expressly approve the Key Terms and the following clauses of the General Terms portion of this Notice: Section 5 (Responsibility for Tax Withholding Obligations and Other Obligations), Section 8 (Miscellaneous), and Section 9 (Privacy Notice).
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares acquired pursuant to the Plan) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.
Foreign Asset Tax. The value of any Shares (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. You should consult with your personal advisor(s) regarding any personal tax obligations you may have in connection with your participation in the Plan.

Japan
Exchange Control Information. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15 each year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Netherlands
Waiver of Termination Rights. As a condition to the grant of the RSUs, you hereby waive any and all rights to compensation or damages as a result of the termination of your employment with the Company and any Related Companies for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the Plan as a result of such termination.

Poland
Exchange Control Information. If you maintain bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, you will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds a certain threshold (currently PLN 7 million). If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a certain threshold (generally, EUR 15,000) into or out of Poland must be effectuated through a bank account in Poland. Finally, you are required to store all documents connected with any foreign exchange transactions that you engage in for a period of five years, as measured from the end of the year in which such transaction occurred. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

Qatar
No country specific provisions.

Saudi Arabia
Securities Law Notice. This document may not be distributed in the Kingdom except to such persons as are permitted under the Rules of the Offers of Securities and Continuing Obligations issued by the Capital Market

Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Singapore
Qualifying Person Exemption. The grant of RSUs under the Plan is being made pursuant to the “Qualifying Person exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares subject to the grants in Singapore, unless such sale or offer is made (i) after six months from the grant date or (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

South Korea
Exchange Control Information. If you deposit funds (e.g., proceeds from the sale of shares of Common Stock) in excess of US $5,000 into a non-Korean bank account, you may have to file a report with a Korean foreign exchange bank. This reporting is not required if sale proceeds are deposited into a non-Korean brokerage account. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Spain
Securities Law Information. Your participation in the Plan and any RSUs granted to you and any Shares issued thereunder do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Notice has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Acknowledgement of Discretionary Nature of the RSUs; No Vested Rights. In accepting the RSUs, you acknowledge that you consent to participate in the Plan and have received a copy of the Plan. You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company or its Related Companies throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Related Companies on an ongoing basis. Consequently, you understand that the RSUs are granted on the assumption and condition that (i) the RSUs and any Shares or cash acquired upon vesting of the RSUs shall not become a part of any employment contract (either with the Company or any of its Related Companies) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever and (ii) unless otherwise provided for in the Agreement, the RSUs will cease vesting upon your termination of employment. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above. Thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the RSUs under this Notice shall be null and void.
You understand and agree that, as a condition of the grant of the RSUs and unless otherwise provided in this Notice, the unvested portion of the RSUs as of the date of your termination will be forfeited without entitlement to the underlying Shares or cash or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the

Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in this Notice regarding the impact of a termination on your RSUs.
BY ACCEPTING THIS AWARD THROUGH THE PROCEDURES ESTABLISHED BY THE COMPANY, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE NOTICE AND THE PLAN.
Exchange Control Information. If you hold 10% or more of the Share capital of the Company or such other amount that would entitle you to join the Company's board of directors, the acquisition, ownership and disposition of such Shares must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the Bureau for Commerce and Investments), which is a department of the Ministry of Economy and Competitiveness. The declaration (via Form 6) must be made in January for Shares acquired or disposed of during the prior calendar year and/or for Shares owned as of December 31 of the prior calendar year; provided, if the value of the Shares acquired or sold exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition of the Shares, as applicable. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
Foreign Asset/Account Reporting Information. To the extent you hold rights or assets (e.g., cash or the Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or disposes of such right or asset), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 per type of right or asset as of each subsequent December 31, or if you sell Shares or cancels bank accounts that were previously reported. Failure to comply with this reporting requirement may result in penalties to the Spanish residents. In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the Plan.

Türkiye
Securities Law Notification. The sale of Shares acquired under the Plan is not permitted within Turkey. The sale of Shares acquired under the Plan must occur outside of Turkey. The Shares are currently traded on the New York Stock Exchange under the ticker symbol “BA” and Shares may be sold on this exchange.
Financial Intermediary Obligation. You acknowledge that any activity related to investments in foreign securities (e.g., the sale of Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. You are solely responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
Exchange Control Information. Turkish residents are permitted to sell foreign securities (such as the Shares) through intermediary financial institutions that are approved under the Capital Market Law (i.e., banks licensed in Turkey). Therefore, a Turkish financial intermediary may be required in connection with the sale of any Shares acquired under the Plan. You acknowledge that you are solely responsible for engaging such Turkish financial intermediary. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.

United Arab Emirates
Securities Law Notice. The Notice, the Plan, and other incidental communication materials related to the RSUs are intended for distribution only to employees of the Company and its subsidiaries for the purposes of an incentive scheme. The Emirates Securities and Commodities Authority and Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this statement nor taken steps to verify the information set out in it, and have no responsibility for it. The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the content of the Notice or the Plan, you should obtain independent professional advice.

United Kingdom
Clawback and Forfeiture Policy. The following shall modify Section 7(b), General Terms:
Clauses (ii) and (iii) of Section 7(b) shall not apply.
This Award and any gross proceeds resulting from the vesting of this Award are also subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, within the Restricted Period: directly or indirectly, for your own benefit or that of others, (a) be employed by or otherwise provide services to a Competing Business which is being carried out or to be carried out in any Restricted Territory; (b) set up or carry on a Competing Business which is being carried out or to be carried out in any Restricted Territory; (c) solicit, attempt to solicit, assist in soliciting, entice away, or try to entice away, from the Company or any Related Company any Key Person; or (d) be personally involved to a material extent in accepting into employment, recruiting, engaging, or otherwise using the services of any Key Person. For the avoidance of doubt, none of the restrictions contained in this Section prevent you from holding any shares or other securities in any company or from doing anything for which the Company has given its prior written consent. The Company encourages you to seek such consent if necessary.
The restrictions this Section are considered by the parties to be fair and reasonable in all circumstances. Each of the restrictions contained in this Section, including the sub-paragraphs and sub-clauses thereof, constitutes an entirely separate, severable and independent restriction. If any restriction is found to be invalid this will not affect the validity or enforceability of any of the other restrictions. It is agreed that if any such restrictions by themselves, or taken together, are for any reason unenforceable, but would be enforceable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.
For the purposes of this Section, any capitalized terms shall have the following meaning:
“Competing Business” means any business which competes with or is preparing to compete with (a) any business carried on by the Company or any Related Company; or (b) any business which the Company or any Related Company is proposing to carry on and has taken material steps towards conducting; and in each of cases (a) and (b) in respect of which business of the Company or Related Company you: (i) had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties; or (ii) otherwise obtained Relevant Confidential Information, in each case in the course of your employment.
“Key Person” means any employee, director, or consultant engaged by the Company or any Related Company who provides or has provided executive, managerial, supervisory, financial, engineering, creative, professional, technical, account handling, or similar services to the Company or any Related Company (a) with whom you have had material dealings; or (b) in respect of whom you have obtained Relevant Confidential Information about their skills, role, responsibilities, expertise, or other Relevant Confidential Information or material nonpublic information relevant to their potential recruitment or engagement, in each case at any time during the course of your employment.
“Relevant Confidential Information” means information not generally known outside the Company or any Related Company or information entrusted to the Company or any Related Company by third parties, which may relate (by way of example and without limitation) to inventions, formulas, patterns, devices, methods, processes, computer technology and programming, research, development, engineering, manufacturing, purchasing, accounting, marketing, or selling, and may be contained (by way of example and without limitation) in materials such as drawings, models, data, specifications, records, reports, complications, or computer programs, and may be in the nature of unwritten knowledge or know-how, in each case, that may or would be of value to any business which competes or is preparing to compete with the Company or a Related Company.
“Restricted Period” means the period ending on the earlier of: (a) the second anniversary of the later of the Vesting Date or the payment date for the Award; or (b) the six month anniversary of your termination of employment.
“Restricted Territory” means: (a) the United Kingdom; or (b) any other country where the Company or a Related Company carries out business and in relation to which you have had material responsibilities (including, without limitation, supervisory or management responsibilities) or carried out material duties during the course of your employment; or (c) any other country where the Company or a Related Company carries out business and in relation to which you acquired Relevant Confidential Information during the course of your employment.

Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 5, General Terms:
Without limitation to this Section, you agree that you are liable for all Tax Withholding Obligations and hereby covenants to pay all such Tax Withholding Obligations, as and when requested by the Company, your Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and your Employer against any Tax Withholding Obligations that they are required to pay or withhold or have paid or will pay on your behalf to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if you are a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within ninety (90) days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or your Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or your Employer may recover from you at any time thereafter by any of the means referred to in this Section.
Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with the Company or any Related Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your RSUs as a result of such termination, or from the loss or diminution in value of your RSUs. Upon the grant of your RSUs, you shall be deemed irrevocably to have waived any such entitlement.
Brexit. With the United Kingdom no longer part of the European Union following the United Kingdom’s withdrawal from the European Union, the laws discussed herein regarding the European Union still apply to the United Kingdom and all references to the European Union shall include the United Kingdom, unless otherwise stated in this document.